Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) is entered into as of the Effective Date (defined in Paragraph 17, below) by and between WiSA Technologies, Inc. (the “Company” or “WiSA”) and George Oliva (the “Executive”; together with the Company, the “Parties”). Capitalized terms not otherwise defined in this Separation Agreement shall have the meaning set forth in the Employment Agreement (defined below).

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement effective August 24, 2022 (the “Employment Agreement”) pursuant to which the Executive was employed by the Company and tasked with, among other things, overseeing the Company’s accounting, finance, human resources and financial control departments;

WHEREAS, the Company and the Executive have agreed upon the terms for the Executive’s separation from the Company; and

WHEREAS, both Parties acknowledge that they receive through this Separation Agreement certain good and valuable consideration to which they would not otherwise be entitled;

NOW, THEREFORE, the Parties agree as follows:

1.            Affirmations. As a condition precedent to the effectiveness of this Separation Agreement, the Executive acknowledges that, as a material condition of this Separation Agreement, he shall (A) execute a supplemental release, in the form attached to this Separation Agreement (the “Supplemental Release”), no earlier than the Separation Date (defined below) and no later than five (5) days after the Separation Date, and (B) affirm on the Separation Date that he shall comply with all surviving terms, conditions and obligations set forth in the Employment Agreement except as otherwise modified in this Separation Agreement.

2.             Title and Term. As of July 11, 2023, the Executive’s new and only title is Senior Vice President of Finance and Strategic Operations with the duties and responsibilities set forth in paragraph 3. For the avoidance of doubt, the Executive is no longer a named executive officer as defined at 17 CFR § 229.402 or an authorized corporate officer and has no apparent, actual, or inherent authority of such officer.

The term of the Executive’s employment shall last until and through December 20, 2023 or such other date as mutually agreed between the Company and the Executive (the “Separation Date”). Notwithstanding the foregoing, the Company retains its right to terminate the Employment Agreement and this Separation Agreement earlier than the Scheduled Separation Date in the event of a Termination by the Company for Cause as set forth in the Employment Agreement, and in the event of a Termination by the Company for Cause, the provisions of this Separation Agreement shall be null and void.

3.            Duties and Responsibilities. During the Term of this Separation Agreement, the Executive shall devote approximately thirty (30) hours per week of his time energy and skills to assisting with the Company’s strategic business combinations, including the contemplated business combination with Comhear, Inc. (the “Comhear Transaction”), providing the Company advisory services, preparing financial plans, and managing the Company’s cash positions and such other duties as the Chief Executive Officer or Board of Directors of the Company (the “Board”) may require from time to time. Executive shall work faithfully and to the best of his ability and efforts promoting the business interests of WiSA. Executive will discharge his duties at all times in accordance with any and all policies of WiSA and will report to, and be subject to the direction of, the Chief Executive Officer of WiSA, except that it is understood Executive shall also work independently with the Board of Directors as required by the Board.

4.            Compensation. During the Term of this Separation Agreement, the Executive’s base annual salary shall remain unchanged. The Executive’s final wages shall be paid on the Separation Date. No additional wages or severance payments by the Company to the Executive shall be due.

5.           Equity in the Company. Within 10 business days of the Effective Date, the Executive shall receive 30,000 Restricted Share Units of the Company (the “RSUs”). The RSU’s shall vest on the earliest of a) the closing of the Comhear Transaction; or b) the Separation Date. Additionally, the Company has, as of the date of this Agreement, issued the Executive 1,499 RSUs. Any unvested shares issued to the Executed as of the date of this Agreement shall vest on the Separation Date.

6.            Discretionary Stay Bonus. If the Company elects to pay the Chief Accounting Officer a Stay Bonus in connection with a change in control of the Company during the period beginning from the Effective Date through the Separation Date, Executive shall be entitled to receive a discretionary bonus in the equivalent amount to the amount of the Stay Bonus paid to the Chief Accounting Officer. For the avoidance of doubt, if the Company does not elect to pay the Chief Accounting Officer a Stay Bonus by the Separation Date, Executive is not entitled to any payment under this Section 6.

7.            COBRA Subsidy. Provided that the Executive signs and returns this Separation Agreement within twenty-one days, complies with the terms set forth herein, is not terminated for cause (as reasonably determined by the Company) prior to the Separation Date, and timely executes and does not revoke the Supplemental Release, the Company will provide the Executive with the COBRA Subsidy described as follows. If the Executive chooses to resign with an effective date prior to the Separation Date, this shall not affect his eligibility for the COBRA Subsidy.

If the Executive is currently enrolled in the Company’s group health and/or dental plans and timely elects to continue coverage under COBRA, the Company will continue to pay its current share of the premium cost of the Executive’s continuation of the same level of group health and/or dental coverage (as elected) as in effect on the Separation Date for a period of twelve (12) months (the “COBRA Subsidy”). No COBRA Subsidy will be available unless the Executive elects and receives applicable coverage for at least one month. Thereafter, the Executive will be solely responsible for paying the entire cost of COBRA for the remainder of any COBRA continuation coverage period. The Executive agrees to notify the Company promptly if he becomes eligible for group health, vision, and/or dental coverage through another employer. He also agrees to respond promptly and fully to any reasonable requests for information by the Company concerning his eligibility for such coverage. Executive’s monthly contributions to the premium cost of the Executive’s continuation of the same level of group health and/or dental coverage (as elected) shall not exceed five hundred dollars ($500.00) a month. In the event of a change in the cost of the Executive’s monthly COBRA premiums, the amount of the COBRA subsidy will increase to such amount as is required so that the Executive’s monthly COBRA contributions do not exceed five hundred dollars ($500.00).

8.            General Release of Claims.

8.1        In exchange for the promises and payments described in this Separation Agreement, the Executive (on behalf of himself and his heirs, executors, administrators and assigns) hereby fully releases and discharges the Company and its parent, subsidiaries, affiliates, officers, directors, members, shareholders, successors, partners, principals, employees, agents, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing (collectively, the “Released Parties”), forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Separation Agreement under the laws of any state or locality, including without limitation, all Claims relating to or arising out of the Executive’s employment and/or termination of employment with the Company, commission, bonus and/or employee benefits and/or any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, retaliation, or any cause of action under all applicable laws and regulations, including, but not limited to the following in each case as amended: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefit Protection Act), 29 U.S.C. §§ 623, et seq. the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), the Sarbanes-Oxley Act of 2002, any applicable Executive Order program, and their state or local counterparts, including without limitation, applicable state statutes, including state anti-discrimination statutes and regulations, the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, and the California Family Rights Act (CFRA), all as amended, and for any known and unknown claims under any other federal or local statute, common law, acts, rules, ordinance, regulations, or other laws and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released, and any claims concerning timely payment of wages, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company, and/or any claim for wrongful termination, back pay, future wage loss, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees, provided, however, nothing herein shall be deemed to release any claims that the Executive may have arising from a breach by the Company of its obligations set forth in this Separation Agreement. This release does not prohibit the Executive from filing an unfair labor practice charge with the National Labor Relations Board or the California Department of Fair Employment and Housing, or a charge of discrimination with the Equal Employment Opportunity Commission or other state or federal agency, but does waive his right to recover damages or other relief associated with such proceedings, unless it involves a claim or right under the FEHA. No reference to the law of any jurisdiction shall constitute an admission that the law of such jurisdiction applies. This General Release of Claims shall not apply to (a) any claim that may arise after this Separation Agreement is signed, (b) any claim that may not be waived by law, or (c) any claim by the Executive to enforce this Agreement. The Executive agrees that, if he brings any action against the Company that is covered by this General Release, he will pay the Company’s fees and costs (including reasonable attorney’s fees) incurred in defending against such action.

8.2       As a condition of receiving the COBRA Subsidy and other benefits of this Separation Agreement, the Executive must execute and return the Supplemental Release (included in this document) no earlier than the Separation Date and no later than five (5) days after the Separation Date.

9.            Return of Property. The Executive acknowledges and agrees that all documents, information, and other materials relating to the business of the Company are the sole property of the Company. By signing this Agreement, the Executive confirms that by the Separation Date, he shall perform the following actions: (a) return to the Company all property of the Company, including (without limitation) electronic devices and hard copies of documents, except as provided below; (b) return to the Company all originals and copies of the Company’s files and documents, whether in print or electronic form; (c) return all identification cards, keys, or other means of access to the Company; (d) return any other property of the Company in his possession, custody or control; and (e) delete any of the Company’s documents or files from all of his personal devices (including, but not limited to, laptops, cellphones and tablets). The Company hereby agrees that Executive is entitled to keep the laptop computer issued to him by the Company after the termination of this Agreement provided Executive agrees to delete the Company’s files from the laptop computer as provided in Section 9(e) of this Agreement by the end of the Separation Date.

10.          Confidentiality.

10.1      Confidential Information. The Executive acknowledges and agrees that he has had access to and learned about, produced, obtained, or otherwise acquired confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating to: processes, practices, services, techniques, and methods; policies, operations, technologies, systems, and internal controls; plans, strategies, research, records, and reports; publications, documents, manuals, notes, drawings, sketches, work-in-process, and communications; actual and potential agreements or contracts, their negotiations, and their terms; computer programs, computer software, databases, embedded data, compilations, and metadata; supplier, vendor, service provider, customer, and client information and lists; financial information and results, accounting information and records, pricing information, and credit information; legal, marketing, and advertising information; payroll, staffing, and personnel information and lists; know-how, trade secrets, ideas, inventions, unpublished patent applications, and original works of authorship; and any past, existing, or contemplated business of the Company or of any past, existing, or prospective employee, client, customer, consultant, agent, supplier, investor, licensee, affiliate, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

10.2      Examples Only. The Executive acknowledges and agrees that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

10.3      Disclosure and Use Restrictions. Except as the Company may otherwise consent to in writing, the Executive agrees and covenants to treat all Confidential Information as strictly confidential and not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including employees of the Company). The Executive agrees and covenants not to use any Confidential Information for his benefit or for the benefit of any other person or entity. Nothing in this Agreement prohibits or restricts the undersigned from making any disclosures protected by law, including (without limitation) disclosure of his own salary to fellow employees.

10.4      Notice of Immunity. Pursuant to 18 USC § 1833(b), the Executive is hereby notified: (A) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

11.         Non-Disparagement. To the extent permitted by law, the Executive shall not criticize, ridicule, disparage or defame the Company and/or the Company’s services, policies, directors, officers, donors, or employees in any written or oral statement or image, including emails, blog posts or website comments. The Executive expressly acknowledges and agrees that the Company’s reputation is of special, unique, and extraordinary character, which gives the Company a particular value, the loss of which cannot reasonably be compensated in damages in an action at law. Notwithstanding the foregoing, nothing in this paragraph prevents the Executive from providing truthful information in response to a subpoena, government investigation, or other valid legal process, and this Agreement will not be violated by his exercise of any right that cannot be waived by law. Nothing in this Agreement (including the foregoing provision) prohibits the Executive from making truthful statements regarding unlawful employment practices.

12.          Ongoing Obligations. The Executive acknowledges and agrees that he remains bound to certain undertakings that he agreed to in his Employment Agreement. These undertakings include, without limitation, the confidentiality, assignment of inventions, non-solicitation, and non-disparagement obligations pursuant to Section 8(f) of the Employment Agreement. To the extent that there is any conflict between his confidentiality and return of property obligations in the Employment Agreement and his obligations set forth in this Agreement, this Agreement shall control. To the extent that this Separation Agreement is silent on any obligations set forth in his Employment Agreement that survive the termination of his employment with the Company, the obligations in the Employment Agreement control.

13.         Enforceability; Severability. If a court finds any term of this Agreement to be invalid or unenforceable, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

14.         Law Governing; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California. The Executive agrees that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the State of California and he hereby consents to jurisdiction in courts located in the State of California with respect to all such matters.

15.         Entire Agreement; No Representations. This Agreement constitutes the entire agreement between the Executive and the Company concerning the terms and conditions of the Executive’s separation from the Company and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Executive and the Company, with the sole exception of surviving obligations of the Employment Agreement addressed above. The Executive agrees that the Company has not made any representations or promises to him regarding the meaning or implication of any provision of this Agreement other than as stated herein.

16.         Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by the Executive and an authorized representative of the Company. The failure of the Executive or the Company at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

17.          Acknowledgement and Effective Date. The Executive acknowledges and agrees that the Company has advised him to consult with an attorney regarding all terms set forth in this Separation Agreement. He may have up to twenty-one (21) days from the date he receives this Agreement to sign it. If he signs the Agreement prior to the expiration of the twenty-one (21) day period, he agrees that he did so voluntarily. The Executive will also have seven (7) days following his execution of this Agreement to revoke it (the “Revocation Period”). If he wishes to revoke his signature on this Agreement, he must submit his revocation in writing to the Company prior to the end of the 7-day Revocation Period. This Agreement shall not become effective, and neither the Company nor the Executive shall have any rights or obligations hereunder, until the expiration of the Revocation Period without revocation by the Executive.

The “Effective Date” is the eighth (8th) day after the Executive executes and returns this Separation Agreement.

18.         Cooperation. The Executive shall cooperate promptly in any efforts necessary to finalize and/or document the terms set forth above.

19.         Headings. The headings of this Separation Amendment shall not be used to interpret its text.

20.         Counterparts. This Separation Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

WiSA Technologies, Inc., a Delaware corporation

/s/ Brett Moyer
By: Brett Moyer
Title: Chief Executive Officer

EXECUTIVE:

/s/ George Oliva
By: George Oliva

Supplemental Release

TO BE SIGNED ON OR AFTER THE SEPARATION DATE

This Supplemental Release is hereby incorporated in its entirety into the separation agreement (the “Agreement”) between George Oliva (“you”) and WiSA Technologies, Inc. (the “Company”). The parties to the Agreement expressly agree that the Company’s obligation to make the payments described in the Agreement are conditioned upon your execution and return of this Supplemental Release no earlier than the Separation Date and no later than five (5) days after the Separation Date.

In exchange for the promises and payments described in the Separation Agreement, the Executive (on behalf of himself and his heirs, executors, administrators and assigns) hereby fully releases and discharges the Company and its parent, subsidiaries, affiliates, officers, directors, members, shareholders, successors, partners, principals, employees, agents, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing (collectively, the “Released Parties”), forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Separation Agreement under the laws of any state or locality, including without limitation, all Claims relating to or arising out of the Executive’s employment and/or termination of employment with the Company, commission, bonus and/or employee benefits and/or any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, retaliation, or any cause of action under all applicable laws and regulations, including, but not limited to the following in each case as amended: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefit Protection Act), 29 U.S.C. §§ 623, et seq. the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), the Sarbanes-Oxley Act of 2002, any applicable Executive Order program, and their state or local counterparts, including without limitation, applicable state statutes, including state anti-discrimination statutes and regulations, the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, and the California Family Rights Act (CFRA), all as amended, and for any known and unknown claims under any other federal or local statute, common law, acts, rules, ordinance, regulations, or other laws and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released, and any claims concerning timely payment of wages, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company, and/or any claim for wrongful termination, back pay, future wage loss, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees, provided, however, nothing herein shall be deemed to release any claims that the Executive may have arising from a breach by the Company of its obligations set forth in this Separation Agreement. This release does not prohibit the Executive from filing an unfair labor practice charge with the National Labor Relations Board or the California Department of Fair Employment and Housing, or a charge of discrimination with the Equal Employment Opportunity Commission or other state or federal agency, but does waive his right to recover damages or other relief associated with such proceedings, unless it involves a claim or right under the FEHA. No reference to the law of any jurisdiction shall constitute an admission that the law of such jurisdiction applies. This General Release of Claims shall not apply to (a) any claim that may arise after this Separation Agreement is signed, (b) any claim that may not be waived by law, or (c) any claim by the Executive to enforce this Agreement. The Executive agrees that, if he brings any action against the Company that is covered by this General Release, he will pay the Company’s fees and costs (including reasonable attorney’s fees) incurred in defending against such action.

You acknowledge and agree that the Company has fully paid you all compensation relating to your employment at the Company, and that no further compensation is owed or shall be owed in the future (which compensation does not include the COBRA Subsidy). You acknowledge and agree that the Company does not owe you any further reimbursement for business expenses. You also waive any right you may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on your behalf or on behalf of any class of which you may be a member.

In signing where provided below, you hereby certify that you have returned to the Company: (a) all property of the Company, including (without limitation) electronic devices and hard copies of documents; (b) all originals and copies of the Company’s files and documents, whether in print or electronic form; (c) all identification cards, keys, or other means of access to the Company; and (d) any other property of the Company in your possession, custody or control. You also certify that you have deleted any of the Company’s documents or files from all of your personal devices.

You represent and warrant that you have not filed any cause of action, claim, charge or other action or proceeding against the Company or any Released Parties.

You acknowledge and agree that you have been advised to consult with an attorney. You have more than twenty-one (21) days from the date you received this Supplemental Release to sign it (and must not sign it before the Separation Date). You will also have seven (7) days following your execution of this Supplemental Release to revoke it (the “Supplemental Revocation Period”). If you wish to revoke your signature on this Supplemental Release, you must submit your revocation in writing to the Company prior to the end of the 7-day Supplemental Revocation Period. This Supplemental Release shall not become effective, and neither the Company nor you shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period.

By signing this Supplemental Release, I, George Oliva, state that I have read it, I understand it, I agree to abide by everything in it and I have signed it knowingly and voluntarily.

George Oliva

Date